UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-41503	23-2507402
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive

Exton, Pennsylvania 19341

(Address of principal executive offices) (Zip Code)

(610) 646-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ISSC	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors

On March 21, 2024, Innovative Solutions and Support, Inc. (the “Company”) announced the appointment of Jeffrey DiGiovanni to the position of Chief Financial Officer, effective as of April 8, 2024, and transition of Relland M. Winand from the role of interim Chief Financial Officer, also effective as of April 8, 2024. After such date, Mr. Winand will continue as a consultant for the Company on an advisory basis to transition the Chief Financial Officer role.

Jeffrey DiGiovanni, age 47, served as Senior Vice President and Chief Financial Officer of StoneMor Inc. (formerly NYSE: STON), a provider of funeral and cemetery products and services in the death care industry, from September 2019 to May 2023, and prior to that, served as StoneMor Inc.’s Chief Accounting Officer from September 2018 to September 2019. From January 2012 until September 2018, Mr. DiGiovanni was Managing Director at Pine Hill Group, a leading accounting and transaction advisory firm, where he worked with clients to deliver services, including readiness for initial public offerings, financial reporting, including reporting to the Securities and Exchange Commission, and technical accounting assistance on complex transactions. Mr. DiGiovanni holds a B.S. in Accounting and an M.S. in Financial Services from Saint Joseph’s University and is a Certified Public Accountant.

There is no arrangement or understanding between Mr. DiGiovanni and any other person relating to the selection of Mr. DiGiovanni as an officer of the Company. Furthermore, there are no (i) family relationships among Mr. DiGiovanni and any director or other executive officer of the Company, or with any person selected or nominated to become an executive officer or a director of the Company or (ii) related party transactions with Mr. DiGiovanni or any immediate family member of Mr. DiGiovanni requiring disclosure pursuant to Item 404 of Regulation S-K.

On March 18, 2024, the Company entered into an offer letter (the “Offer Letter”) with Mr. DiGiovanni with respect to his employment as the Company’s Chief Financial Officer. Pursuant to the Offer Letter, Mr. DiGiovanni:

•	Will receive an annual base salary of $325,000 (pro-rated from his start date), subject to increases at the discretion of the board of directors of the Company (the “Board”).
•	Will have the opportunity to earn a performance based bonus with a target annual bonus opportunity of 50% of his then-current base salary (pro-rated from his start date), based one third on achievement of specified revenue targets, one third on achievement of certain operating income targets and one third on achievement of personal objectives as determined by the CEO and the Board in their sole discretion. The amount of any annual bonus payable will be determined by the CEO and the Board in its discretion.
•	Is eligible to participate in the Company’s 2019 Stock-Based Incentive Compensation Plan, and will receive, upon commencement of his employment, a grant of restricted stock units having a fair market value of $250,000, and a grant of non-qualified stock options to purchase shares of the Company’s common stock having a fair market value of $250,000, both of which awards will vest, subject to his continued employment, 25% on the first anniversary of the award date, and in equal quarterly installments thereafter, such that 100% of the award shall be vested as of the fourth anniversary of the award date.
•	Is eligible to participate in the Company’s employee benefit plans and programs on the same terms and conditions that apply to the Company’s executive officers generally, as may be in effect from time to time.
•	Is entitled to receive severance upon a termination of employment under certain circumstances. If Mr. DiGiovanni’s employment is terminated by the Company without cause (other than due to death or disability), then, subject to the execution of a general release of claims, Mr. DiGiovanni would be entitled to receive base salary continuation for six months and a pro-rata portion of his target bonus for the year in which termination occurs, in addition to any payments he is entitled for termination of employment for any reason.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter attached hereto as Exhibit 10.1, which is incorporated herein by reference.

On March 15, 2024, the Compensation Committee of the Board approved a one-time special bonus in the amount of $125,000 to be paid to Mr. Winand for his services as interim Chief Financial Officer. Additionally, the Compensation Committee approved payment of a consulting fee to Mr. Winand of $20,000 per month for his advisory services to transition the Chief Financial Officer role, effective upon the transition from Mr. Winand to Mr. DiGiovanni.

Item 8.01 Other Events.

On March 21, 2024, the Company issued a press release announcing the appointment of Mr. DiGiovanni as Chief Financial Officer and the transition of Mr. Winand from the role of interim Chief Financial Officer, effective as of April 8, 2024. A copy of that press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1†	Offer Letter with Jeffrey DiGiovanni, dated March 18, 2024.
99.1	Press Release, dated March 21, 2024.
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the inline XBRL document.

 †Management contract or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

Date: March 21, 2024	By:	/s/ Relland Winand
Relland Winand
Interim Chief Financial Officer